Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2015 RESULTS

•	Net sales unchanged at $5.6 billion, with underlying sales up 6 percent

•	Solid margin expansion, as gross profit margin improved 90 basis points

•	Earnings per share increased 15 percent to $0.75

•	Share repurchase accelerated to $518 million in the quarter

ST. LOUIS, February 3, 2015 – Emerson (NYSE: EMR) today announced that net sales in the first quarter ended December 31, 2014 were flat, as underlying sales growth of 6 percent was offset by 3 percent declines each from currency translation and divestitures. Demand was mixed across geographies and markets, with the U.S. up 8 percent and Asia up 2 percent, while Europe grew slightly as large projects offset pronounced short cycle weakness. Underlying sales were led by 17 percent growth in Climate Technologies, which benefited from U.S. air conditioning customers increasing inventory in anticipation of regulatory changes effective January 1, 2015.
Profitability improvement continued, as gross profit margin expanded 90 basis points to 40.8 percent, flowing through to segment margin gains, including the effect of portfolio repositioning. Earnings per share grew 15 percent to $0.75, primarily on margin expansion, favorable currency transactions and favorable corporate expense comparisons. Lower operating cash flow reflected primarily timing of working capital investment. Full year cash generation is expected to remain strong.
"The first quarter was a solid start to the year despite an increasingly uncertain and volatile macroeconomic backdrop," said Chairman and Chief Executive Officer David N. Farr. "The strength of the U.S. dollar and rapid decline of oil prices present a challenging and unpredictable global operating environment. Emerson's margin expansion and underlying sales growth reflected solid execution and the benefits of recent portfolio repositioning. We will continue to focus on factors within our control and invest to strengthen our franchises for the long term while executing on the actions necessary to protect our cost structure in this new global economic environment."

Business Segment Highlights

Process Management net sales grew 3 percent. Underlying sales increased 6 percent supported by strong backlog and continued orders momentum despite the significant oil price decline.

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Market conditions were strongest in North America, up 9 percent, led by downstream projects and MRO investment. Demand was mixed in Asia, up 1 percent, with robust growth in India, challenging comparisons in Australia, and a modest increase in China. Europe grew 4 percent, as double-digit growth in emerging countries offset a modest decline in mature western European markets. Segment margin increased 40 basis points to 18.7 percent, reflecting favorable currency transaction comparisons. Although lower oil prices have resulted in a more uncertain outlook for the process industry, backlog remains strong, with underlying orders up 7 percent in the quarter, and downstream momentum building. Near term demand is expected to moderate but continue to grow through fiscal 2015.
Industrial Automation net sales were flat, with underlying sales up 4 percent offset by unfavorable currency translation of 4 percent. Geographic results reflected wide variation, with North America up 13 percent, Asia up 5 percent, and Europe down 8 percent. Growth was led by the HVAC-related hermetic motors business, up over 20 percent, and the electrical distribution and power transmission businesses. Short cycle demand in Europe was weak, contributing to declines in the power generating alternators and motors and drives businesses. Segment margin improved slightly to 14.2 percent. Market conditions are expected to remain mixed in the near term, as the U.S. and European economies trend in opposite directions. Order rates in the power generating alternators business are expected to slow further as increased pressure from lower oil prices reduces capital spending in the upstream oil and gas market.
Network Power net sales decreased 14 percent, as divestitures deducted 12 percent and currency translation deducted 3 percent. Underlying sales grew 1 percent, with North America up slightly, Asia flat and Europe up 13 percent, reflecting a large data center project. Globally, data center market conditions were mixed, with growth in North America and Europe and declines in Asia and Latin America. The telecommunications infrastructure business declined at a double-digit rate, with growth in Asia more than offset by weakness in other regions. Segment margin increased 70 basis points to 7.1 percent, reflecting divestitures. Demand is expected to remain mixed in the near term, with favorable data center market conditions and reduced levels of telecommunications investment; but the business fundamentals continue to improve in a challenging global market.
Climate Technologies net sales increased 15 percent, as U.S. air conditioning customers built inventory in the quarter ahead of regulatory changes that went into effect January 1, 2015. Underlying sales grew 17 percent, led by North America up 26 percent, as the residential air conditioning business nearly doubled from the inventory increase and commercial markets grew at a high-single-digit rate. Asia increased 2 percent, as strength in India and Southeast Asia in the air conditioning and refrigeration businesses offset slower market conditions in China. Europe declined 3 percent, reflecting broad economic weakness in the region. Sales for sensors and controls were flat. Segment margin expanded 40 basis points to 14.0 percent. While growth in the U.S. is expected to slow significantly in the near term as customers consume inventory built in the quarter, end user demand is expected to remain favorable,

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led by continued momentum in North America and Asia. We expect solid underlying growth in this business segment based upon new products, new solutions and improved global penetration.
Commercial & Residential Solutions net sales increased 3 percent, with underlying sales up 4 percent, led by solid market conditions in the U.S. Growth in professional tools, wet/dry vacuums and food waste disposers more than offset declines in the storage businesses. Segment margin improved to 21.5 percent. Favorable momentum in U.S. residential and commercial construction markets is expected to continue in the near term, supporting the outlook for moderate levels of growth in 2015.

2015 Outlook
The global macroeconomic environment is mixed, with favorable trends in North America contrasting with continued weakness in Europe, Latin America and Middle East/Africa. The rapid decrease in oil prices and strengthening of the U.S. dollar have contributed to extraordinary business conditions and significant uncertainty. This is especially true in Europe, which has not recovered from the global recession in 2008 and 2009. Despite this environment, orders have been solid and backlog levels are high, supporting an outlook for 3 to 5 percent underlying sales growth for 2015. Currency translation is expected to reduce sales by 4 to 5 percent, with another 2 percent deduction from the Power Transmission Solutions divestiture, for a reported sales decline of 1 to 4 percent. Profitability is expected to continue to improve modestly from favorable mix and accelerated restructuring. Additionally, on Friday, January 30, 2015, the previously announced $1.4 billion divestiture of the Power Transmission Solutions business closed.
Full year earnings will be meaningfully affected by several factors, including unfavorable currency translation, continued weakness in Europe and certain emerging markets, expected pressure from lower oil prices primarily in the second half of 2015, and the sale of the Power Transmission Solutions business. The divestiture will result in an after-tax gain of approximately $520 million. Net proceeds from the divestiture will be applied to incremental 2015 share repurchase, with total repurchase expected to exceed $2 billion. Given our concerns about the global environment we have decided to accelerate restructuring to approximately $100 million. The increased level of spending will selectively reposition the global cost structure, impacting approximately 1,000 salaried and 1,000 hourly employees respectively. Reported earnings per share are expected to be $4.50 to $4.60, including a significant reduction from currency translation, an estimated divestiture gain of $0.75 per share and accelerated restructuring costs of $0.05 per share.
"As we sensed after last quarter, there is significant uncertainty in the global industrial marketplace, which has increased further in recent months," Farr said. "As we continue to strengthen the portfolio for the long run, additional restructuring will reposition Emerson for higher levels of growth and profitability in select regions and businesses. We remain focused on our priorities of investing for the

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future, returning high levels of cash to our shareholders, and operating Emerson for long-term, sustainable value creation."

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the first quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Thursday, February 19, 2015, Emerson will host its annual investor conference in New York from 9:00 a.m. to approximately 12:30 p.m. ET. Access to a live webcast of the presentation will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2013	2014	Change

Net sales	$5,606	$5,587	—%
Costs and expenses:
Cost of sales	3,370	3,307
SG&A expenses	1,444	1,405
Other deductions, net	95	64
Interest expense, net	54	46
Earnings before income taxes	643	765	19%
Income taxes	166	236
Net earnings	477	529	11%
Less: Noncontrolling interests in earnings of subsidiaries	15	4
Net earnings common shareholders	$462	$525	14%

Diluted avg. shares outstanding	708.1	694.7

Diluted earnings per common share	$0.65	$0.75	15%

	Quarter Ended December 31,
	2013	2014
Other deductions, net
Amortization of intangibles	$57	$55
Rationalization of operations	13	9
Currency loss/(gain)	13	(6)
Other	12	6
Total	$95	$64

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		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2013	2014
Assets
Cash and equivalents	$2,737	$3,122
Receivables, net	4,429	4,404
Inventories	2,162	2,121
Other current assets	671	836
Total current assets	9,999	10,483
Property, plant & equipment, net	3,639	3,631
Goodwill	7,871	6,940
Other intangible assets	1,839	1,649
Other	776	1,021
Total assets	$24,124	$23,724

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,958	$3,484
Accounts payables	2,425	2,468
Accrued expenses	2,526	2,640
Income taxes	199	285
Total current liabilities	7,108	8,877
Long-term debt	3,834	3,289
Other liabilities	2,299	2,002
Total equity	10,883	9,556
Total liabilities and equity	$24,124	$23,724

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2013	2014
Operating activities
Net earnings	$477	$529
Depreciation and amortization	209	207
Changes in operating working capital	(54)	(192)
Other, net	59	27
Net cash provided by operating activities	691	571

Investing activities
Capital expenditures	(236)	(207)
Purchase of businesses, net of cash and equivalents acquired	(576)	(143)
Divestiture of business	268	—
Other, net	(11)	(26)
Net cash used by investing activities	(555)	(376)

Financing activities
Net increase in short-term borrowings	387	999
Principal payments of long-term debt	(314)	(251)
Dividends paid	(304)	(326)
Purchases of common stock	(390)	(509)
Other, net	(54)	(59)
Net cash used by financing activities	(675)	(146)

Effect of exchange rate changes on cash and equivalents	1	(76)

Increase (decrease) in cash and equivalents	(538)	(27)

Beginning cash and equivalents	3,275	3,149

Ending cash and equivalents	$2,737	$3,122

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		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2013	2014
Sales
Process Management	$2,041	$2,099
Industrial Automation	1,149	1,152
Network Power	1,303	1,119
Climate Technologies	786	900
Commercial & Residential Solutions	466	480
	5,745	5,750
Eliminations	(139)	(163)
Net sales	$5,606	$5,587

Earnings
Process Management	$373	$392
Industrial Automation	162	164
Network Power	83	79
Climate Technologies	107	126
Commercial & Residential Solutions	100	103
	825	864
Differences in accounting methods	57	58
Corporate and other	(185)	(111)
Interest expense, net	(54)	(46)
Earnings before income taxes	$643	$765

Rationalization of operations
Process Management	$3	$3
Industrial Automation	2	2
Network Power	4	1
Climate Technologies	3	2
Commercial & Residential Solutions	1	1
Total	$13	$9

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Reconciliations of Non-GAAP Financial Measures & Other						Table 5
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
Q1 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	6%	4%	1%	17%	4%	6%
Acq/Div	—%	—%	(12)%	—%	—%	(3)%
FX	(3)%	(4)%	(3)%	(2)%	(1)%	(3)%
Reported	3%	—%	(14)%	15%	3%	—%

2015E sales change
Underlying*	~3-5%
Acq/Div	~(2)%
FX	~(5)-(4)%
Reported	~(4)-(1)%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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